As filed with the Securities and Exchange Commission on February 7, 2024

Registration No. 333-271652

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271652

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Enthusiast Gaming Holdings, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

90 Eglinton Avenue East

Suite 805

Toronto, ON, M4P 2Y3

Tel: 604-758-0850

(Address of Principal Executive Offices)

Enthusiast Gaming Holdings Inc. Stock Option Plan

Enthusiast Gaming Holdings Inc. Share Unit Plan

(Full Title of the Plans)

Omnia Media Inc.

600 Corporate Pointe

Suite 1010

Culver City, CA 90203

Tel: 604-785-0850

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to Registration Statement No. 333-271652  filed May 5, 2023 (the “Registration Statement”) by Enthusiast Gaming Holdings Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”), with respect to the Registrant’s Stock Option Plan and Share Unit Plan. This post-effective amendment removes from registration all shares of the Registrant’s common stock (the “Common Stock”), registered under the Registration Statements.

On October 23, 2023, the Registrant announced its intention to voluntarily delist its common shares from the Nasdaq Stock Market LLC (“Nasdaq”). In connection therewith, on October 30, 2023, the Registrant filed a Form 25 to report the delisting of the Registrant’s common shares from Nasdaq and to deregister the Registrant’s common shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant intends to file a Form 15 with the SEC, requesting suspension of reporting obligations under Section 13 and 15(d) of the Exchange Act following the date hereof.

In connection with the foregoing, the Registrant has determined to terminate the any and all offerings of securities under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all of the securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

As no securities are being registered herein, the sole purpose of this filing being to terminate the effectiveness of the Registration Statement and deregister the securities that remain unsold under the Registration Statement, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on February 7, 2024.

ENTHUSIAST GAMING HOLDINGS, INC.
(Registrant)

By	/s/ Felicia DellaFortuna
Felicia DellaFortuna
Chief Financial Officer

No other person is required to sign this post-effective amendment to the registration statements in reliance on Rule 478 of the Securities Act of 1933, as amended.